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                                                                   Exhibit 10.24


(BURNS PHILP LOGO)                                BURNS, PHILP & COMPANY LIMITED
                                                  ABN 65 000 000 359

                                                  LEVEL 23, 56 PITT STREET
                                                  SYDNEY NSW 2000
                                                  GPO BOX 543
                                                  SYDNEY NSW 2001
                                                  AUSTRALIA


November 18, 2003


Mr Steven Martin
4806 W. Century Court
Mequon, WI 53092


Dear Steven


The following outlines the terms and conditions on which you will be entitled to a Change of Control Payment (as defined below).

Subject to the qualification set out below, for so long as Tone Brothers, Inc is a member of the Burns Philp Group of Companies, if there is a Change of Control (as defined below) during the term of your employment with Tone Brothers, Inc ("Tones"), Burns Philp & Company Limited ("the Company") will pay to you a lump-sum payment equal to three times your then-current annual base salary ("Change of Control Payment").

The Change of Control Payment is to be made immediately on the happening of the Change of Control. If your employment is terminated before payment is made following a Change of Control, your right to receive payment remains unaffected and will survive the termination.

In this letter:

"Change of Control" is defined as (i) an event or series of events which has the consequence that the Board of Directors of Burns, Philp & Company Limited is able to pass a resolution to the effect that none of Mr Graeme Hart, or any of his immediate family members (the Hart Family) or any entity in which a member of or members of the Hart Family beneficially own and control (directly or indirectly) a majority of the issued share capital is the controlling shareholder on a fully diluted basis of Burns, Philp & Company Limited. For the purposes of this agreement a Change of Control will be deemed to have occurred on the date of the relevant single event or, if a series of events occurs, the date of the last such event, irrespective of the date of any resolution of the Board of Directors of Burns, Philp & Company Limited, or (ii) a sale or other disposition of securities that transfers voting control of Tones to any person or entity that is not affiliated with the Company, or (iii) a sale of all or substantially all of the assets of Tones to any person or entity that is not affiliated with the Company.

TERMINATION OF EMPLOYMENT WITHIN 12 MONTHS OF CHANGE OF CONTROL

If your employment is terminated for any reason, either by the Company or by you within a twelve (12) month period following the occurrence of Change of Control as set out in paragraph (i) of that definition, the Change of Control Payment will be treated as payment in lieu of the salary and bonus component of your termination benefits to which you would otherwise be entitled under the termination benefits set out in your terms and conditions of employment.


               INCORPORATED IN NEW SOUTH WALES AUSTRALIA IN 1883
            PRINCIPAL COMPANY OF THE BURNS PHILP GROUP OF COMPANIES

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TAXATION

In the event that the Change of Control Payment (i) constitutes a "parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986 as amended (the "Code"), and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then your benefits under this agreement shall be either, at your option, (a) delivered in full, or
(b) delivered as to such lesser extent as would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.

Unless the Company and you otherwise agree in writing, any determination required under this clause shall be made in writing by Company's independent public accountants (the "Accountants"), whose determination shall be conclusive and binding upon you and the Company for all purposes. For purposes of making these calculations, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. You agree that you will furnish to the Accountants such information and documents as the Accountants may reasonable request in order to make a determination. The Company shall bear all costs that the Accountants may reasonably incur in connection with any calculations contemplated.

If you accept the conditions of your entitlement to a Change of Control as outlined above, please sign the original of this letter and initial each page. Please retain the duplicate for your records.


Yours sincerely

/s/ Thomas J. Degnan

Thomas J. Degnan
Managing Director and CEO,
Burns, Philp & Company Limited


I, R. Steven Martin, accept the terms and conditions of this letter.


Signed: /s/ R. Steven Martin

Dated: Nov. 18, 2003